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                                                                      EXHIBIT 23



                        CONSENT OF INDEPENDENT AUDITORS'



The Board of Directors and Stockholders
VARITY CORPORATION:

We consent to incorporation by reference in the registration statements (No. 33-48135, No. 33-50811 and No. 33-59481) on Form S-8 and (No. 33-57397) on Form S-3
of Varity Corporation of our report dated February 27, 1996, relating to the consolidated balance sheets of Varity Corporation and subsidiaries as of January 31, 1996 and 1995, and the related consolidated statements of operations, changes in stockholders' equity and cash flows and related schedules for each of the years in the three-year period ended January 31, 1996, which report is included in the January 31, 1996 annual report on Form 10-K of Varity Corporation.



                                                       /s/ KPMG Peat Marwick LLP


Buffalo, New York
April 12, 1996